FOR IMMEDIATE RELEASE

Contact: Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde to Repurchase 600,000 Shares of Common Stock from the Robert F. Brozman Trust

Mission, Kansas, September 12, 2005...Concorde Career Colleges, Inc. (NASDAQ: CCDC) (the “Company” or “Concorde”), a provider of career training in allied health programs, today announced an agreement to repurchase 600,000 shares of its common stock from the Robert F. Brozman Trust in a private transaction. The total aggregate purchase price will be determined using 95% of the average closing price of Company’s stock on the NASDAQ market over a 30 day period. The 30 day period began on the 15th trading day prior to this announcement and ends on the 14th trading day after the date of this announcement. The shares represent approximately 10.0% of the Company's 6,050,393 outstanding shares and will be purchased at a price that will be a minimum of $13 and a maximum of $17 per share. Concorde will purchase the shares with existing cash. Concorde reported cash and temporary investments of $19,843,000 on its June 30, 2005 quarterly filing with the Securities and Exchange Commission. The Company expects the purchase of shares to be accretive to the Company's earnings per share for 2005 as the repurchase will reduce the Company’s outstanding shares to 5,450,393.

A special committee of Concorde’s board of directors consisting of all of its outside directors negotiated and approved the transaction. The special committee retained a financial advisor, Legg Mason Wood Walker Incorporated (“Legg Mason”) to assist in the evaluation and negotiation of the transaction. Legg Mason, the independent financial advisor to the special committee, has been retained to evaluate the fairness of the agreement from a financial point of view. The closing of the transaction is conditioned upon receiving an opinion from Legg Mason confirming that the transaction is fair to the Company and upon receiving approval from the U.S. Department of Education regarding change in ownership resulting in a change in control.

David Warnock, Chairman of Concorde’s special committee commented, “This transaction provides Concorde with the opportunity to utilize cash in a manner that is immediately accretive to stockholders by purchasing stock at a discount to market value, while allowing the Robert F. Brozman Trust to liquidate a large block of stock in an orderly fashion. We believe that the purchase of our shares in the price range contemplated by this agreement will provide a sound long-term return to our stockholders.”

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

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